UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 11, 2006

(Date of Report/Date of earliest event reported)

SOLO CUP COMPANY

(Exact name of registrant as specified in its charter)

Commission file number 333-116843

Delaware	47-0938234
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Old Deerfield Road, Highland Park, Illinois	60035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 847/831-4800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On August 11, 2006, Robert Hulseman resigned as Chief Executive Officer of Solo Cup Company (the “Company”). Mr. Hulseman’s resignation was not due to any disagreement or dispute with the management or directors of the Company on any matter relating to the Company’s operations, policies or practices. Mr. Hulseman will continue as the Company’s Chairman of the Board of Directors.

(c) On August 11, 2006, the Company’s Board of Directors appointed Robert Korzenski as the Company’s Chief Executive Officer. The information required by Items 401(b), (d), (e) and Item 404(a) of Regulation S-K is hereby incorporated by reference to the Company’s Form 8-K filing dated and filed on April 17, 2006 [SEC File No. 333-116843]. The Company has an existing employment agreement with Mr. Korzenski, dated April 14, 2004, with Solo Cup Investment Corporation (“SCIC”), the sole shareholder of the Company, and Solo Cup Operating Corporation, a Delaware corporation (successor in interest to Solo Cup Company, an Illinois corporation) which was previously filed June 25, 2004 by the Company as Exhibit 10.11 to its Form S-4 Filing [SEC File No. 333-116843].

A copy of the Company’s press release with respect to these events is attached hereto as Exhibit 99.1.

ITEM 8.01 Other Events.

On August 16, 2006, the Company announced a temporary delay in the filing of its Quarterly Report on Form 10-Q for the period ended July 2, 2006 (the “Report”). As a result of the Company’s ongoing internal review of certain accounting matters, the Company is unable to file the Report within the five-day extension provided by Rule 12b-25. The Company expects to file its Report for the period ended July 2, 2006 as soon as practicable following the completion of its review.

A copy of the Company’s press release with respect to these events is attached hereto as Exhibit 99.1.

ITEM 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
Exhibit 99.1:	Press Release dated August 16, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLO CUP COMPANY

By:	/s/ Robert M. Korzenski
Robert M. Korzenski, CEO and President

Date: August 16, 2006

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